UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2010

Asset Acceptance Capital Corp.

(Exact name of Registrant as specified in its charter)

Delaware	000-50552	80-0076779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28405 Van Dyke Avenue

Warren, MI 48093

(Address of principal executive offices)

Registrant’s telephone number, including area code: (586) 939-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e) — Amended and Restated Employment Agreement — Senior Vice President and Chief Acquisitions Officer.

On February 18, 2010, the Compensation Committee of the Board of Directors of Asset Acceptance Capital Corp. (the “Company”) approved an employment agreement between Asset Acceptance, LLC (the “LLC”), a wholly owned subsidiary of the Company, and Deborah L. Everly, the Company’s Senior Vice President and Chief Acquisitions Officer, which was subsequently entered into by the parties (the “Employment Agreement”). The Employment Agreement amends and restates the existing employment agreement between the LLC and Ms. Everly, dated September 9, 2009, and is effective as of January 1, 2010. The restated Employment Agreement was approved by the Compensation Committee solely to add provisions related to a reduction, if certain performance conditions are not met, of the purchased receivables bonus to which Ms. Everly is entitled. The added provisions provide that the purchased receivables bonus (equal to 5 basis points of the direct cost of the charged-off consumer debt purchased by the Company, less certain adjustments as provided in the Employment Agreement), which is paid quarterly, will be reduced by an amount equal to 0%, 10%, 20%, 30% or 40% of the purchased receivables bonus paid for the fiscal quarter one year prior to the most recent fiscal quarter, with the exact percentage determined based on certain performance conditions related to projected collections.

Except for the foregoing, the Employment Agreement has not been changed from the employment agreement previously in effect with Ms. Everly.

Item 5.02(e) — Compensatory Arrangements of Certain Officers.

On February 23, 2010, the Compensation Committee of the Board of Directors of Asset Acceptance Capital Corp. (the “Company”), acting pursuant to the Company’s 2004 Stock Incentive Plan, as amended and restated (the “Stock Incentive Plan”), approved the grant of nonqualified stock options and restricted stock units to certain members of management, including certain of the named executive officers of the Company (as defined in the regulations of the Securities Exchange Act of 1934). The grant date of these awards will be two business days after the upcoming release of the Company’s financial results for 2009, subject to the right of the Compensation Committee to cancel the awards prior to the grant date.

Set forth below is a summary of the equity grants to be made to certain of the named executive officers, including the number of shares of common stock of the Company underlying each of the equity grants:

	Securities (Common Stock) Underlying Equity Grants
Named Executive Officer	Nonqualified Stock Options (1)	Restricted Stock Units – Time- Based (2)	Restricted Stock Units – Performance- Based (3)

Rion B. Needs, President and Chief Executive Officer	33,333	11,111	14,815

Deborah L. Everly, Senior Vice President and Chief Acquisitions Officer	11,667	3,889	5,185

(1)	The nonqualified stock options are exercisable for the indicated number of shares of common stock, have a per share exercise price of the closing price of the Company’s common stock on the grant date, and vest in four equal installments beginning on the first anniversary of the grant date.
(2)	Each restricted stock unit represents the contingent right to receive one share of the Company’s common stock. These restricted stock units are time-based and vest in three equal installments beginning on the second anniversary of the grant date.
(3)	Each restricted stock unit represents the contingent right to receive one share of the Company’s common stock. These restricted stock units are performance-based and fifty-percent of the total number of awarded restricted stock units vest on the second anniversary of the grant date; twenty-five percent of the total number of awarded restricted stock units vest on the third anniversary of the grant date; and the remaining twenty-five percent of the total number of awarded restricted stock units vest on the fourth anniversary of the grant date; provided that the named executive officer’s Continuous Service (as defined in the Stock Incentive Plan) as an employee of the Company has not ended before such vesting date and the applicable performance-based criteria has been satisfied. With respect to the criteria for the performance-based restricted stock units, the restricted stock units awarded the named executive officer shall vest on the above-described vesting dates depending on the achievement by the Company of a specified net income target. The net income target has not been included in this description in order to maintain the confidentiality of the Company’s confidential commercial or business information.

In connection with the equity grants to the named executive officers, the Compensation Committee approved the terms of the agreements to be used in connection with the grant of nonqualified stock options and the award of time-based and performance-based restricted stock units.

Each of the equity grants made to the named executive officers described above are subject to a recapture of the grants and the proceeds thereof in the event the named executive officer violates the terms of the underlying agreements evidencing the equity grants, including any violation by the named executive officer of his or her obligations with respect to non-interference, non-disclosure and non-competition covenants with the Company as set forth in his or her employment agreement or other stand-alone agreement, as the case may be.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 24, 2010	Asset Acceptance Capital Corp.

	By:	/s/ E. L. Herbert
		Name	E. L. Herbert
		Title:	Vice President and General Counsel